EXHIBIT 14.1

                                    LMIC, INC

                       CODE OF BUSINESS CONDUCT AND ETHICS

             FOR EMPLOYEES, FINANCIAL OFFICERS AND SENIOR EXECUTIVES

INTRODUCTION

From its inception, LMIC, Inc. and its employees have been committed to high standards of ethical behavior. Daily business decisions are made on the basis of LMIC's five stated Values: Integrity, Compassion, Teamwork, Excellence, and Innovation. Because of its placement first, Integrity takes precedence should it ever be in conflict with any of the other Values.

USE AND DISCLOSURE OF INSIDE INFORMATION

Company policy and applicable laws prohibit disclosure of material inside information to anyone outside the Company without a specific business reason for them to know. It is unlawful and against Company policy for anyone possessing inside information to use such information for personal gain.

CONFIDENTIAL OR PROPRIETARY INFORMATION

Company policy prohibits employees from disclosing confidential or proprietary information outside the Company, either during or after employment, without Company authorization to do so.

CONFLICTS OF INTEREST

Company policy prohibits conflicts between the interests of its employees and the Company. A conflict of interest exists when an employee's personal interest interferes or may interfere with the interests of the Company. Conflicts of interest may not always be clear, so if an employee has a concern that a conflict of interest may exist, they should consult with higher levels of management, the company's internal auditor, or the Chairman of the Audit Committee.

WAIVERS

When it is deemed to be in the best interests of LMIC, Inc. and its shareholders, the Audit Committee may grant waivers to employees who have disclosed an actual or potential conflict of interest. Such waivers are subject to approval by the Board of Directors.

COMMERCIAL BRIBERY

Company policy prohibits commercial bribes, kickbacks and other similar payoffs and benefits paid to any suppliers or customers.

FRAUD

Company policy prohibits fraud of any type or description.

ACCOUNTING CONTROLS, PROCEDURES & RECORDS

Applicable laws and Company policy require the Company to keep books and records that accurately and fairly reflect its transactions and the dispositions of its assets. In this regard, the Company's financial executives shall:

           o Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.


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           o          Provide constituents with information that is accurate,
                      complete, objective, relevant, timely and understandable.

           o Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

           o Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated.

           o Share knowledge and maintain skills important and relevant to constituents' needs.

           o Actively promote ethical behavior as a responsible partner among peers in the work environment.

           o Achieve responsible use of, and control over, all assets and resources for which responsible.

PROTECTION FOR EMPLOYEES WHO PROVIDE EVIDENCE OF FRAUD OR OTHER BREACHES OF THIS CODE

Employees who have evidence of fraud or other breaches of this code are encouraged and expected to report them to their supervisor, any Leadership Team member, a member of the Board of Directors, or a member of the Audit Committee in accordance with the Company's Whistleblower policy if applicable. Such reports will be investigated in reference to applicable laws and Company policy and Values. It is unlawful and against Company policy to institute reprisal or recrimination against employees for reporting such concerns.

Breaches to this code or any other unlawful acts by the Company's officers, directors or employees may be subject to dismissal from employment and/or fines, imprisonment and civil litigation according to applicable laws.

Approved By The Board of Directors
April 2, 2004


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